As filed with the Securities and Exchange Commission on December 18, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUNSHINE BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	30-0831760
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

102 West Baker Street

Plant City, Florida 33563

(813) 752-6193

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Andrew S. Samuel

President and Chief Executive Officer

102 West Baker Street

Plant City, Florida 33563

(813) 752-6193

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Curt P. Creely, Esq.

Megan A. Odroniec, Esq.

Foley & Lardner LLP

100 N. Tampa Street, Suite 2700

Tampa, Florida 33602

(813) 229-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	875,000 shares	$14.78	$12,932,500	$1,303

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of shares of common stock that may be issued and resold as a result of stock splits, stock dividends, or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. Based on the average of the high and low prices of the common stock as reported on the NASDAQ Capital Market on December 15, 2015, which date was within five business days of the date of this filing.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

SUNSHINE BANCORP, INC.

875,000 Shares

Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus of up to 875,000 shares of our common stock, par value $0.01 per share. These shares were acquired by the selling stockholders in a private placement by us that closed on December 4, 2015.

We are registering the shares for resale by the selling stockholders identified in this prospectus or their transferees, pledgees, donees, or successors. However, our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may offer and sell or otherwise dispose of the shares of common stock covered by this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. See “Plan of Distribution” beginning on page 22 for more information.

We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock offered hereby.

The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares of common stock. As of the date of this prospectus, no underwriter or other person has been engaged to facilitate the sale of the shares of common stock covered hereby.

Our common stock is listed on the NASDAQ Capital Market under the symbol “SBCP.” On December 15, 2015, the last reported sale price for our common stock was $14.81 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page  3 of this prospectus and the risk factors contained in the documents incorporated by reference in this prospectus for a discussion of certain factors you should consider before investing in our common stock.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. None of the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). The selling stockholders named in this prospectus may from time to time sell the securities described in the prospectus. You should read this prospectus together with the more detailed information regarding our company, our common stock, and our financial statements and notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “Incorporation of Certain Documents By Reference.”

Unless the context otherwise requires, references in this prospectus to “the Company,” “our company,” “we,” “us” and “our” refer to Sunshine Bancorp, Inc. and its subsidiaries.

You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

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FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our ability to manage our operations under the current economic conditions nationally and in our market area;

•	adverse changes in the financial industry, securities, credit and national local real estate markets (including real estate values);

•	significant increases in our loan losses, including as a result of our inability to resolve classified and nonperforming assets or reduce risks associated with our loans, and management’s assumptions in determining the adequacy of the allowance for loan losses;

•	credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and in our allowance for loan losses and provision for loan losses;

•	competition among depository and other financial institutions;

•	our success in increasing our commercial real estate and commercial business lending;

•	our ability to attract and maintain deposits and our success in introducing new financial products;

•	our ability to improve our asset quality even as we increase our commercial real estate and commercial business lending;

•	changes in interest rates generally, including changes in the relative differences between short-term and long-term interest rates and in deposit interest rates, that may affect our net interest margin and funding sources;

•	fluctuations in the demand for loans;

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•	technological changes that may be more difficult or expensive than expected;

•	changes in consumer spending, borrowing and savings habits;

•	declines in the yield on our assets resulting from the current low interest rate environment;

•	risks related to a high concentration of loans secured by real estate located in our market area;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities;

•	changes in laws or government regulations or policies affecting financial institutions, including the Dodd-Frank Act and the JOBS Act, which could result in, among other things, increased deposit insurance premiums and assessments, capital requirements, regulatory fees and compliance costs, particularly the new capital regulations, and the resources we have available to address such changes;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	changes in our compensation and benefit plans, and our ability to retain key members of our senior management team and to address staffing needs in response to product demand or to implement our strategic plans;

•	loan delinquencies and changes in the underlying cash flows of our borrowers;

•	the failure or security breaches of computer systems on which we depend;

•	the ability of key third-party service providers to perform their obligations to us; and

•	other economic, competitive, governmental, regulatory and operational factors affecting our operations, pricing, products and services described elsewhere in this prospectus or the documents incorporated herein.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained in (or incorporated by reference into) the prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider the more detailed information in the prospectus (or incorporated by reference into the prospectus), including “Risk Factors” and the financial statements and related notes.

Our Business

Overview

Sunshine Bancorp, Inc. (the “Holding Company”) was formed on March 7, 2014 to serve as the savings and loan holding company for Sunshine Bank, a federal savings bank (the “Bank”). Collectively, the Bank and the Holding Company are referred to as the “Company.”

The Bank is a financial services institution focused on positively impacting the consumers, businesses, and non-profits throughout central Florida by creating financial success for our customers. Our competitive advantage is our ability to attract and retain employees, who are passionate about providing uncompromising service with a sense of warmth, integrity, friendliness, and company spirit. Operations are conducted from the main banking office in Plant City, Florida and nine additional full service banking offices located in Brandon, Riverview, Lakeland, Zephyrhills, Bartow, Plant City, Sarasota, Bradenton and Winter Haven, Florida, and two loan production offices located in downtown Tampa and downtown Orlando, Florida. Our common stock is traded on the NASDAQ Capital Market under the symbol “SBCP.”

Our principal business has consisted of attracting retail and commercial deposits from the general public in our primary market area of Hillsborough, Polk, Manatee and Pasco counties, Florida, and investing those deposits, together with funds generated from operations, in commercial real estate loans, commercial business loans and, to a lesser extent, multi-family real estate, land and construction, one-to four-family and consumer loans. We also invest in securities, which consist primarily of U.S. Treasury securities, U.S government sponsored enterprise (“GSE”) mortgage-backed securities, GSE securities and obligations, U.S. government agency securities, securities issued by the Federal Home Loan Bank, municipal securities, and corporate obligations. We offer a variety of deposit accounts to consumers and small businesses, including savings accounts, NOW accounts, money market accounts, certificate of deposit accounts, other borrowings, and cash management programs.

Recent Developments

Acquisition of First Federal Bank of Florida Branches. On July 16, 2015, the Bank signed a purchase and assumption agreement pursuant to which the Bank was to purchase two branch offices from First Federal Bank of Florida in Manatee county. Sunshine Bank also agreed to purchase the real estate property and some selected fixed assets associated with the branches. The transaction closed on November 13, 2015. The acquisition is expected to add approximately $56.4 million in deposits for a deposit premium of 1.80% and $8.3 million in loans at par value.

Appointment of Officer. On October 2, 2015, the Company announced the appointment of John D. Finley as Executive Vice President and Chief Financial Officer of the Company effective October 5, 2015. Finley is responsible for overseeing the Company’s strategic financial planning, investment management, asset liability and interest-rate risk management, and Human Resources department.

Completion of Private Placement. On December 4, 2015, the Company closed a private placement of 875,000 shares of its common stock. See “Private Placement.”

Corporate Information

Our principal executive offices are located at 102 West Baker Street, Plant City, Florida 33563, and our telephone number at that address is (813) 752-6193. Our website is www.mysunshinebank.com. The information contained on our website is not incorporated by reference into the prospectus, and you should not consider it part of the prospectus.

Summary of the Offering

Common Stock Offered by the Selling

Stockholders	Up to 875,000 shares of common stock.

Common Stock to be Outstanding After

This Offering	5,266,124 shares.

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock covered by this prospectus. See “Use of Proceeds.”

Nasdaq Symbol	Our common stock is listed on the NASDAQ Capital Market under the symbol “SBCP.”

Risk Factors	There are many risks related to our business, this offering and ownership of our common stock that you should consider before you decide to buy our common stock. You should read the “Risk Factors” section beginning on page 3, as well as other cautionary statements throughout this prospectus, before investing in shares of our common stock.

The number of shares of common stock that will be outstanding after the completion of this offering is based on the 5,266,124 shares outstanding as of December 15, 2015, and excludes the following:

•	423,200 shares of common stock reserved for issuance of options under our 2015 Equity Incentive Plan, of which vested and unvested options to purchase 364,947 shares were outstanding as of that date, at a weighted average exercise price of $13.96 per share;

•	7,026 additional shares of common stock reserved for future issuance under our 2015 Equity Incentive Plan as restricted stock awards or restricted stock units; and

•	any additional shares of common stock we may issue from time to time after that date.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider the following risk factors, as well as other information contained in this prospectus and incorporated by reference into this prospectus, before investing in our securities. The following factors affect our business, the industry in which we operate and our securities. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also have an adverse effect on our business. If any of the matters discussed in the following risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected, the market price of our common stock could decline and you could lose all or part of your investment in our securities.

Risks Related to Our Business

We may be unable to successfully implement our new business strategy and as a result, our financial condition and results of operations may be negatively affected.

Our future success will depend upon management’s ability to successfully implement our new business strategy, which includes increasing the yields we earn on our loan portfolio by growing our commercial real estate and commercial business lending with an emphasis on originating loans to small businesses. We will no longer retain in our portfolio new residential real estate loans, which has been our historical focus. Instead we will use the services of unaffiliated mortgage banking companies to underwrite and fund one- to four-family residential mortgage loans in order to continue to provide this loan product to our customers. We will take and process loan applications for one- to four-family residential real estate loans for a fee, but allow the mortgage banking company to underwrite and close such loans.

Given their larger balances and the complexity of the underlying collateral, commercial real estate and commercial business loans generally expose a lender to greater credit risk than loans secured by owner occupied one- to four-family real estate. Additionally, future success in the commercial banking area will depend on management’s ability to attract and retain highly skilled and motivated loan originators. Sunshine Bank competes with many institutions that have greater financial resources to attract these qualified individuals. Failure to recruit and retain adequate talent would limit our ability to compete successfully and would adversely affect our business and profitability.

Our future success in generating fee income by preparing one- to four-family residential loan applications for underwriting and origination by an unaffiliated mortgage banking company will depend on the successful implementation of our present contractual agreement with a mortgage banking company and our ability to expand this program in the future by using the services of multiple mortgage banking companies. In the event the mortgage banking company terminates our present contractual agreement, the terms and conditions to the agreement significantly change, we are required to repurchase mortgages because of fraud, or the mortgage banking company becomes bankrupt or insolvent, the Company’s non-interest fee income generated from these activities may be adversely affected.

We believe we have the management resources and internal systems in place to successfully implement our business strategy. However, it will take time to fully implement our business strategy and achieve the intended results of our strategy. During the period we are implementing our business strategy, our results of operations may be negatively impacted. In addition, even if our strategy is fully implemented, it may not produce positive results.

Our commercial real estate, multi-family and commercial business loans generally carry greater credit risk than loans secured by owner occupied one- to four-family real estate, and these risks will increase if we succeed in our plan to increase these types of loans.

At September 30, 2015, $212.8 million, or 65.9%, of our loan portfolio consisted of commercial real estate, multi-family and commercial business loans. Given their larger balances and the complexity of the underlying collateral, commercial real estate, multi-family and commercial business loans generally expose a lender to greater credit risk than loans secured by owner occupied one- to four-family real estate. Also, many of our borrowers have more than one of these types of loans outstanding. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential real estate loan. These loans also have greater credit risk than one- to four-family residential real estate loans for the following reasons:

•	commercial real estate and multi-family loans – repayment is generally dependent on income being generated in amounts sufficient to cover operating expenses and debt service.

•	commercial business loans – repayment is generally dependent upon the successful operation of the borrower’s business.

If loans that are collateralized by real estate or other business assets become troubled and the value of the collateral becomes significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could cause us to increase our provision for loan losses, which would in turn adversely affect our operating results and financial condition.

Furthermore, a key component of our strategy is to continue to increase our origination of commercial real estate and commercial business loans to diversify our loan portfolio and increase our returns or yields on our loan portfolio, which will significantly increase our exposure to the risks inherent in these types of loans.

We have a high concentration of loans in a small geographic market area, which makes our business highly susceptible to downturns in the local economies and depressed banking markets, which could be detrimental to our financial condition.

Unlike larger financial institutions that are more geographically diversified, we are a community banking franchise concentrated in Central Florida. As of September 30, 2015, all of the loans in our loan portfolio were made to borrowers who live and/or conduct business in Central Florida and almost all of our loans were secured by real estate or other assets located in that market area. Deterioration in local economic conditions in the loan market or in the commercial real estate market could have a material adverse effect on the quality of our portfolio by eroding the loan-to-value ratio of our portfolio, the demand for our products and services, the ability of borrowers to timely repay loans, the value of the collateral securing loans and our financial condition, results of operations and future prospects. In addition, if the population or income growth in the region is slower than projected, income levels, deposits and real estate development could be adversely affected and could result in the curtailment of our expansion, growth and profitability. If any of these developments were to result in losses that materially and adversely affected the Bank’s capital, we might be subject to regulatory restrictions on operations and growth and to a requirement to raise additional capital.

Our business may be adversely affected by credit risk associated with residential property.

At September 30, 2015, $79.0 million, or 24.5%, of our total loan portfolio was secured by one- to four-family real estate. One- to four-family residential mortgage lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. The decline in residential real estate values as a result of the downturn in the Florida housing market between 2008 and 2011 reduced the value of the real estate collateral securing these types of loans. While the Florida housing market has improved in recent years, certain of our residential mortgage loans are secured by liens on mortgage properties in which the borrowers may have little or no equity because of the previous decline in home values in our market areas. As a result, we have increased risk that we could incur losses if borrowers default on their loans because we may be unable to recover all or part of the defaulted loans by selling the real estate collateral. In addition, if the borrowers sell their homes, they may be unable to repay their loans in full from the sale proceeds. For these reasons, we may experience higher rates of delinquencies, defaults and losses on our residential mortgage loans.

A return of recessionary conditions could result in increases in our level of nonperforming loans and/or reduced demand for our products and services, which could have an adverse effect on our results of operations.

Nationally, economic growth has been slow and uneven. Recovery by many businesses has been impaired by lower consumer spending. A return to deteriorating economic conditions or negative developments in the domestic and international credit markets could significantly affect our customers’ operations, the value of our loans and investments, and the demand for our products and services. These events may cause us to incur losses and may adversely affect our financial condition and results of operations.

Future changes in interest rates could reduce our profits and asset values.

Net income is the amount by which net interest income and non-interest income exceeds non-interest expense and the provision for loan losses and income taxes. Net interest income makes up a majority of our income and is the difference between:

•	interest income we earn on interest-earning assets, such as loans and securities; and

•	interest expense we pay on interest-bearing liabilities, such as deposits.

We are vulnerable to changes in interest rates, including the shape of the yield curve, because of a mismatch between the terms to maturity and repricing of our assets and liabilities. For the years ended December 31, 2013 and 2014, our net interest margin was 3.15% and 2.93%, respectively. Changes in interest rates also can affect: (i) our ability to originate loans; (ii) the value of our interest-earning assets; (iii) our ability to obtain and retain deposits; and (iv) the ability of our borrowers to repay their loans, particularly adjustable rate loans.

Historically low interest rates may adversely affect our net interest income and profitability.

In recent years it has been the policy of the Federal Reserve Board to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of U.S. Treasury and mortgage-backed securities. As a result, market rates on the loans we have originated and the yields on securities we have purchased have been at lower levels compared to those that existed prior to 2008. As of September 30, 2015, 71.5% of our deposit balances do not have stated maturities. Our non-maturity deposits and time deposits may reprice or mature more quickly than our interest-earning assets. Our ability to lower our interest expense on deposits may be limited at these current low interest rate levels while the average yield on our interest-earning assets may continue to decrease. The Federal Reserve Board may continue to maintain low interest rates. Accordingly, our net interest income (the difference between interest income we earn on our assets and the interest expense we pay on our liabilities) may continue to decrease, which will have an adverse effect on our profitability.

Our financial performance will be negatively impacted if we are unable to execute our growth strategy and manage our growth.

Our current growth strategy is to grow organically and through select acquisitions. Our ability to grow organically depends primarily on generating loans and deposits of acceptable risk and expense, and we may not be successful in continuing this organic growth. Our ability to identify and consummate appropriate acquisitions, depends upon prevailing economic conditions, availability of sufficient capital, our ability to recruit and retain qualified personnel, competitive factors and changes in banking laws, among other factors. Sustaining our growth will require us to commit additional management, operational and financial resources to identify new professionals to join our firm and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. If we grow too quickly and are unable to control costs and maintain asset quality, such growth, whether organic or through select acquisitions, could materially and adversely affect our financial condition and results of operations.

We may make future acquisitions, which may be restricted by applicable regulation, difficult to integrate, divert management resources, result in unanticipated costs, or dilute our stockholders.

Part of our business strategy is to make acquisitions of, or investments in, companies that complement our current position or offer growth opportunities. Federal and Florida state banking laws restrict the activities that the Company and the Bank may lawfully conduct, whether directly or indirectly through acquisitions, subsidiaries and certain interests in other companies. These laws also affect the ability to effect a change of control of the Company or another savings and loan holding company. Our acquisitions may be subject to regulatory approval. We may not receive regulatory approval for future acquisitions or, if received, such regulatory approval may not be timely. Changes in the number or scope of permissible activities under applicable law could have an adverse effect on our ability to implement our business strategy.

Furthermore, future acquisitions could pose numerous risks to our operations, including:

•	we may have difficulty integrating the purchased operations;

•	we may incur substantial unanticipated integration costs;

•	assimilating the acquired businesses may divert significant management attention and financial resources from our other operations and could disrupt our ongoing business;

•	acquisitions could result in the loss of key employees, particularly those of the acquired operations;

•	we may have difficulty retaining or developing the acquired businesses’ customers;

•	acquisitions could adversely affect our existing business relationships with customers;

•	we may be unable to effectively compete in the markets serviced by the acquired bank;

•	we may fail to realize the potential cost savings or other financial benefits and/or the strategic benefits of the acquisitions; and

•	we may incur liabilities from the acquired businesses and we may not be successful in seeking indemnification for such liabilities or claims.

In connection with these acquisitions or investments, we could incur debt, amortization expenses related to intangible assets or large and immediate write-offs, assume liabilities, or issue stock that would dilute our current stockholders’ percentage of ownership. We may not be able to complete acquisitions or integrate the operations, products or personnel gained through any such acquisition without a material adverse effect on our business, financial condition and results of operations.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings and capital could decrease.

Lending is inherently risky and we are exposed to the risk that our borrowers may default on their obligations. A borrower’s default on its obligations may result in lost principal and interest income and increased operating expenses as a result of the allocation of management’s time and resources to the collection and work-out of the loan. In certain situations, where collection efforts are unsuccessful or acceptable work-out arrangements cannot be reached, we may have to charge-off the loan in whole or in part. In such situations, we may acquire real estate or other assets, if any, that secure the loan through foreclosure or other similar available remedies, and the amount owed under the defaulted loan may exceed the value of the assets acquired.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate other factors including, among other things, current economic conditions. If our assumptions are incorrect, or if delinquencies or non-performing loans increase, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, which would require additions to our allowance, which could materially decrease our net income.

In addition, bank regulators periodically review our allowance for loan losses and, based on their judgments and information available to them at the time of their review, may require us to increase our allowance for loan losses or recognize further loan charge-offs. An increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may reduce our net income and our capital, which may have a material adverse effect on our financial condition and results of operations.

If our other real estate owned is not properly valued, we may need to increase charge-offs, which could negatively impact earnings.

We obtain updated valuations in the form of appraisals when a property becomes other real estate owned and at certain other times during the holding period of the asset. At the time of foreclosure, other real estate owned is recorded at fair value less estimated selling costs which establishes a new net book value in the property. Thereafter the book value is compared to the updated fair value of the foreclosed property less estimated selling costs (fair value) and carried at the lower of net book value or fair value. A write-down is recorded for any excess in the asset’s net book value over its fair value less estimated selling costs. If our valuation is incorrect, or if property values decline, the fair value of our other real estate owned may not be sufficient to recover our carrying value in such assets, which would result in the need for additional write-downs. In addition, bank regulators periodically review our other real estate owned and may require us to recognize further write-downs. Any increase in our write-downs may have a material adverse effect on our financial condition and results of operations.

If our nonperforming assets increase, our earnings will be adversely affected.

At September 30, 2015, our nonperforming assets, which consist of non-performing loans and other real estate owned, were approximately $896,000, or 0.27% of total assets. Our nonperforming assets adversely affect our net income in various ways:

•	we record interest income only on the cash basis or cost-recovery method for non-accrual loans and we do not record interest income for other real estate owned;

•	we must provide for probable loan losses through a current period charge to the provision for loan losses;

•	non-interest expense increases when we write down the value of properties in our other real estate owned portfolio to reflect changing market values;

•	there are legal fees associated with the resolution of problem assets, as well as carrying costs, such as taxes, insurance, and maintenance fees; and

•	the resolution of nonperforming assets requires the active involvement of management, which can distract them from more profitable activity.

If additional borrowers become delinquent and do not pay their loans and we are unable to successfully manage our nonperforming assets, our losses and troubled assets could increase significantly, which could have a material adverse effect on our financial condition and results of operations.

A significant percentage of our assets are invested in securities which typically have a lower yield than our loan portfolio.

Our results of operations are substantially dependent on our net interest income. At September 30, 2015, 12.2% of our assets were invested in investment securities and time deposits with banks. These investments yield substantially less than the loans we hold in our portfolio.

Our small size makes it more difficult for us to compete.

Our small asset size makes it more difficult to compete with other financial institutions which are generally larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. In addition, our smaller customer base makes it difficult to generate meaningful non-interest income. Finally, as a smaller institution, we are disproportionately affected by the ongoing increased costs of compliance with banking and other regulations.

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that may benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long-term basis. Our profitability depends upon our continued ability to successfully compete in our market area. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected.

The financial services industry could become even more competitive as a result of new legislative, regulatory and technological changes and continued industry consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services than we can as well as better pricing for those products and services.

We have more limited resources than many of our competitors to invest in technology.

Our industry is experiencing rapid technological change. These new technologies are often designed to provide better customer service as well as cost reduction. Our future success depends, in part, on our ability to address the needs of our customers by using technology to enhance customer convenience while operating more efficiently. Many of our competitors have substantially greater resources to invest in technological improvements. If we are unable to effectively implement new technological developments on pace with our competitors, our competitive position may be harmed.

The occurrence of fraudulent activity, breaches of our information security or cybersecurity-related incidents could have a material adverse effect on our business, financial condition and results of operations.

Information technology systems are critical to our business. We use various technology systems to manage our customer relationships, general ledger, securities, deposits, and loans. As a financial institution, we are susceptible to fraudulent activity, information security breaches and cybersecurity-related incidents that may be committed against us or our clients, which may result in financial losses or increased costs to us or our clients, disclosure or misuse of our information or our clients’ information, misappropriation of assets, privacy breaches against our clients, litigation, or damage to our reputation.

Such fraudulent activity may take many forms, including check fraud, electronic fraud, wire fraud, phishing, social engineering and other dishonest acts. Information security breaches and cybersecurity-related incidents may include fraudulent or unauthorized access to systems used by us or our clients, denial or degradation of service attacks, and malware or other cyberattacks. In recent periods, there continues to be a rise in electronic fraudulent activity, security breaches and cyber-attacks within the financial services industry, especially in the commercial banking sector due to cyber criminals targeting commercial bank accounts. Consistent with industry trends, we have also experienced an increase in attempted electronic fraudulent activity, security breaches and cybersecurity-related incidents in recent periods. Moreover, in the past year, several large corporations, including retail companies, have suffered major data breaches, where in some cases, exposing sensitive financial and other personal information of their clients and subjecting them to potential fraudulent activity. Some of our clients may have been affected by these breaches, which increase their risks of identity theft, credit card fraud and other fraudulent activity that could involve their accounts with the Bank.

Information pertaining to us and our clients is maintained, and transactions are executed, on our networks and systems, those of our clients and certain of our third party partners, such as our online banking or reporting systems. The secure maintenance and transmission of confidential information, as well as execution of transactions over these systems, are essential to protect us and our clients against fraud and security breaches and to maintain our clients’ confidence. Increases in criminal activity levels and sophistication, advances in computer capabilities, new discoveries, vulnerabilities in third-party technologies (including browsers and operating systems) or other developments could result in a compromise or breach of the technology, processes and controls that we use to prevent fraudulent transactions and to protect data about us, our clients and underlying transactions, as well as the technology used by our clients to access our systems. Although we have developed, and continue to invest in, systems and processes that are designed to detect and prevent security breaches and cyber-attacks and periodically test our security, the inability to anticipate, or failure to adequately mitigate, breaches of security could result in: losses to us or our clients; our loss of business and/or clients; damage to our reputation; the incurrence of additional expenses; disruption to our business, and/or our ability to grow our online services or other businesses; additional regulatory scrutiny or penalties; or exposure to civil litigation or possible financial liability, any of which could have a material adverse effect on our business, financial condition and results of operations.

More generally, publicized information concerning security and cyber-related problems could inhibit the use or growth of electronic or web-based applications or solutions as a means of conducting commercial transactions. Such publicity may also cause damage to our reputation as a financial institution. As a result, our business, financial condition and results of operations could be adversely affected.

We may be adversely affected by disruptions to our network and computer systems or to those of our service providers as a result of denial-of-service or other cyber-attacks.

We may experience disruptions or failures in our computer systems and network infrastructure or in those of our service providers as a result of coordinated denial-of-service or other cyber-attacks in the future. Due to the increasing sophistication of such attacks, we may not be able to prevent denial-of-service or other cyber-attacks that could compromise our normal business operations, compromise the normal business operations of our clients, or result in the unauthorized use of clients’ confidential and proprietary information. The occurrence of any failure, interruption or security breach of network and computer systems resulting from denial-of-service or other cyber-attacks could damage our reputation, result in a loss of client business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could adversely affect our business, results of operations and financial condition.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We depend upon the services of the members of our senior management team to implement our business strategy and execute our operations. Accordingly, our success and future growth depend upon the continued success of our management team, in particular our Chief Executive Officer, Andrew Samuel, and other key employees. Members of our senior management team and lending personnel who have expertise and key business relationships in our markets could be difficult to replace. The loss of these persons or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete.

Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Public Company Accounting Oversight Board and the Securities and Exchange Commission, periodically change the financial accounting and reporting guidance that governs the preparation of our consolidated financial statements. These changes may be hard to predict and may materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance.

We are a community bank and our reputation is one of the most valuable assets of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers. If our reputation is negatively affected by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers, or otherwise, our business and operating results may be materially adversely affected.

We face reputation and business risks due to our interactions with business partners, service providers and other third parties.

We rely on third parties in a variety of ways, including to provide key components of our business infrastructure or to further our business objectives. These third parties may provide services to us and our clients or serve as partners in business activities. We rely on these third parties to fulfill our obligations, to accurately inform us of relevant information and to conduct our activities professionally and in a manner that reflects positively on us. Any failure of these business partners, service providers or other third parties to meet their commitments to us or to perform in accordance with our expectations could result in operational issues, increased expenditures, and damage to our reputation or loss of clients, which could harm our business and operations, financial performance, strategic growth and reputation.

In recent years regulators have increased scrutiny of financial institutions’ relationships with third parties. If our activities, policies, procedures and systems are deemed deficient or inappropriate, or those of third parties with whom we have a relationship are deemed deficient or inappropriate, we could be subject to liability, including fines and regulatory actions, which may include restrictions on our permitted activities.

In particular, we receive core systems processing, essential web hosting and other Internet systems, deposit processing, wire processing and other processing services from third-party service providers. If these third-party service providers experience difficulties or terminate their services and we are unable to replace them with other service providers, our operations could be interrupted. If an interruption were to continue for a significant period of time, our business, results of operations and financial condition could be adversely affected, perhaps materially. Even if we were able to replace them, it may be at higher cost to us, which could adversely affect our business, results of operations and financial condition.

Our business and results of operations could be adversely affected by hurricanes or other adverse weather events, terrorist activities or by international hostilities.

Neither the occurrence nor the potential impact of natural disasters, terrorist activities and international hostilities can be predicted. Our market area is susceptible to natural disasters, such as hurricanes, tropical storms, other severe weather events and related flooding and wind damage. These natural disasters could negatively impact regional economic conditions, disrupt operations, cause a decline in the value or destruction of mortgaged properties and an increase in the risk of delinquencies, foreclosures or loss on loans originated by us, damage our banking facilities and offices, result in a decline in local loan demand and our loan originations and negatively impact our growth strategy. We could also suffer adverse consequences to the extent that natural disasters, terrorist activities or international hostilities affect the financial markets or the economy in general or in a particular region. We cannot predict whether or to what extent future natural disasters, terrorist activities or international hostilities will affect our operations or the economies in our current or future market areas. Our business or results of operations may be adversely affected by these and other negative effects of natural disasters.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to us. We require sufficient liquidity to meet our expected financial obligations, as well as unexpected requirements stemming from client activity and market changes.

The Company manages liquidity using several liquidity key risk indicators measured at the bank. The key risk indicators include, but are not limited to, the loan to deposit ratio, the ratio of brokered deposits to total deposits, and the ratio of Federal Home Loan Bank borrowings to total assets. As of September 30, 2015, these ratios were 91.0%, 1.5%, and 4.5%, respectively. As of September 30, 2015, Sunshine Bank had outstanding advances with the Federal Home Loan Bank of Atlanta (“FHLB”) of $20 million. The FHLB advance is secured by a blanket lien on loans with a total credit availability of approximately $95.3 million, collateralized by residential and commercial real estate loans.

An inability to maintain or raise funds through these sources could have a substantial negative effect on us. Access to funding sources in amounts adequate to finance our activities, or on attractive terms, could be impaired by factors that affect us specifically or the financial services industry in general. Factors that could detrimentally impact our access to liquidity sources include an increase in costs of capital in financial capital markets, a decrease in the level of our business activity due to a market downturn or adverse regulatory action against us, or a decrease in depositor or investor confidence. Our ability to borrow could also be impaired by factors that are not specific to us, such as a severe volatility or disruption of financial markets or negative views and expectations about the prospects for the financial services industry as a whole. Any failure to manage our liquidity effectively could have a material adverse effect on its financial condition.

We are subject to environmental liability risk associated with our lending activities.

A significant portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations of enforcement policies with respect to existing laws may increase our exposure to environmental liability. Although we have policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our future business, results of operations, financial condition and the value of our common stock.

The soundness of other financial institutions could adversely affect us.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, payment processors, and other institutional clients, which may result in payment or delivery obligations to us or to our clients due to products arranged by us. Many of these transactions expose us to credit, market and execution risk as a result of possible counterparty or client default. In addition, the Bank is exposed to market risk when the collateral it holds cannot be realized or is liquidated at prices not sufficient to recover the full amount of the secured obligation. There is no assurance that any such losses would not materially and adversely affect our business, results of operations and financial condition.

Our internal control systems could fail to detect certain events.

We are subject to operational risks, including, but not limited to, data processing system failures and errors and client or employee fraud. We maintain a system of internal controls designed to mitigate against such occurrences and maintain insurance coverage for such risks. However, should such an event occur that is not prevented or detected by our internal controls, uninsured or in excess of applicable insurance limits, it could have a significant adverse effect on our business, results of operations and financial condition.

Risks Related to Our Regulatory Environment

Government responses to economic conditions may adversely affect our operations, financial condition and earnings.

The Dodd-Frank Act has changed the bank regulatory framework. For example, it has created an independent Consumer Financial Protection Bureau that has assumed the consumer protection responsibilities of the various federal banking agencies, established more stringent capital standards for banks and bank holding companies and gives the Federal Reserve Board exclusive authority to regulate savings and loan holding companies. The legislation has also resulted in new regulations affecting the lending, funding, trading and investment activities of banks and bank holding companies. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as Sunshine Bank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. Banks and savings institutions with $10.0 billion or less in assets will continue to be examined by their applicable bank regulators. The new legislation also weakens the federal preemption available for national banks and federal savings and loan associations, and gives state attorneys general the ability to enforce applicable federal consumer protection laws. Bank regulatory agencies also have been responding aggressively to concerns and adverse trends identified in examinations. Ongoing uncertainty and adverse developments in the financial services industry and in the domestic and international credit markets, and the effect of new legislation and regulatory actions in response to these conditions, may adversely affect our operations by restricting our business activities, including our ability to originate or sell loans, modify loan terms, or foreclose on property securing loans.

The full impact of the Dodd-Frank Act on our business will not be known until all of the regulations implementing the statute are adopted and implemented. As a result, we cannot at this time predict the extent to which the Dodd-Frank Act will impact our business, operations or financial condition. For example, the Consumer Financial Protection Bureau has the power to adopt new regulations to protect consumers and exercise control over existing consumer protection regulations adopted by federal banking regulators. The Volcker Rule, a component of the Dodd-Frank Act, generally prohibits the Company from engaging in proprietary trading and having ownership interests in, or acting as sponsors to, certain hedge funds and private equity funds, activities that, in prior regulatory regimes, might have generated higher returns on capital. However, compliance with these new laws and regulations may require us to make changes to our business and operations and will likely result in additional costs and divert management’s time from other business activities, any of which may adversely impact our results of operations, liquidity or financial condition.

Furthermore, the Federal Reserve Board, in an attempt to help the overall economy, has, among other things, adopted a low interest rate policy through its targeted federal funds rate and purchases of mortgage-backed securities known as quantitative easing. If the Federal Reserve Board continues to reduce or stops its purchases of mortgage-backed securities, or increases the federal funds rate, market interest rates would likely rise, which may negatively affect the housing markets and the U.S. economic recovery.

We recently became subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or constrain us from paying dividends or repurchasing shares.

In 2013, the OCC and the Federal Reserve Board adopted final rules to update the regulatory risk-based capital rules applicable to the Bank and the Holding Company. The final rule implements the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act. The final rule applies to all depository institutions, and top-tier bank holding companies and savings and loan holding companies with total consolidated assets of $1billion or more.

The final rule includes minimum risk-based capital and leverage ratios, which became effective for the Bank and the Holding Company on January 1, 2015, and refined the definition of what constitutes “capital” for purposes of calculating these ratios. The minimum capital requirements under the “Basel III” regulatory capital reforms are as follows: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4%. The final rule also establishes a “capital conservation buffer” of 2.5%, and will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 to risk-based assets capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement will be phased in beginning in January 2016 at 0.625% of risk-weighted assets and will increase each year until fully implemented in January 2019. An institution is subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations establish a maximum percentage of eligible retained income that can be utilized for such actions.

The application of more stringent capital requirements for the Bank and the Holding Company could, among other things, result in lower returns on equity, require raising of additional capital, and result in regulatory actions constraining us from paying dividends or repurchasing shares if we were unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of Basel III could result in our having to lengthen the term of our funding, restructure our business models, including changing the prices we offer to customers, and/or increase our holdings of liquid assets, which liquid assets typically have low yields.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision, and examination by the Federal Reserve Board, the OCC and, to a lesser extent, the Federal Deposit Insurance Corporation (the “FDIC”). Such regulators govern the activities in which we may engage, primarily for the protection of depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a financial institution, the classification of assets by a financial institution, and the adequacy of a financial institution’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation could have a material impact on us and our operations. Because our business is highly regulated, the laws, rules and applicable regulations are subject to regular modification and change. Laws, rules and regulations may be adopted in the future that could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects.

Future legislative or regulatory actions responding to perceived financial and market problems could impair our rights against borrowers.

There have been proposals made by members of Congress and others that would reduce the amount distressed borrowers are otherwise contractually obligated to pay under their mortgage loans and limit an institution’s ability to foreclose on mortgage collateral. If proposals such as these, or other proposals limiting our rights as a creditor, are implemented, we could experience increased credit losses or increased expense in pursuing our remedies as a creditor.

Banking agencies periodically conduct examinations of our business, including compliance with laws and regulations, and our failure to comply with any supervisory actions to which we become subject as a result of such examinations could materially and adversely affect us.

Florida and federal banking agencies periodically conduct examinations of our business, including compliance with laws and regulations. Accommodating such examinations may require management to reallocate resources, which would otherwise be used in the day-to-day operation of other aspects of our business. If, as a result of an examination, a Florida or federal banking agency were to determine that the financial condition, capital resources, allowance for loan and lease losses, asset quality, earnings prospects, management, liquidity or other aspects of our operations had become unsatisfactory, or that the Company or its management was in violation of any law or regulation, it may take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to restrict our growth, to assess civil monetary penalties against us, our officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate our deposit insurance. If we become subject to such regulatory actions, we could be materially and adversely affected.

Florida financial institutions face a higher risk of noncompliance and enforcement actions with respect to the Bank Secrecy Act and other anti-money laundering statutes and regulations.

Like all U.S. financial institutions, we are subject to monitoring requirements under federal law, including anti-money laundering, or AML, and Bank Secrecy Act, or BSA, matters. Since September 11, 2001, banking regulators have intensified their focus on AML and BSA compliance requirements, particularly the AML provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act. There is also increased scrutiny of compliance with the rules enforced by the U.S. Treasury Department’s Office of Foreign Assets Control, or OFAC. Moreover, we operate in areas designated as High Intensity Financial Crime Areas and High Intensity Drug Trafficking Areas. Since 2004, federal banking regulators and examiners have been extremely aggressive in their supervision and examination of financial institutions located in the State of Florida with respect to institutions’ BSA and AML compliance. Consequently, a number of formal enforcement actions have been issued against Florida financial institutions. Although we have adopted policies, procedures and controls to comply with the BSA and other AML statutes and regulations, this aggressive supervision and examination and increased likelihood of enforcement actions may increase our operating costs, which could negatively affect our results of operation and reputation.

We are subject to federal and state fair lending laws, and failure to comply with these laws could lead to material penalties.

Federal and state fair lending laws and regulations, such as the Equal Credit Opportunity Act and the Fair Housing Act, impose nondiscriminatory lending requirements on financial institutions. The Department of Justice, Consumer Financial Protection Bureau and other federal and state agencies are responsible for enforcing these laws and regulations. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation. A successful challenge to our performance under the fair lending laws and regulations could adversely impact our rating under the Community Reinvestment Act, or CRA, and result in a wide variety of sanctions, including the required payment of damages and civil money penalties, injunctive relief and imposition of restrictions on merger and acquisition activity and restrictions on expansion activity, which could negatively impact our reputation, business, financial condition and results of operations.

Risks Related to our Common Stock and the Offering

You may not receive dividends on our common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. The declaration and payment of future cash dividends will be subject to, among other things, our then current and projected consolidated operating results, financial condition, tax considerations, future growth plans, general economic conditions, and other factors our board of directors deems relevant. Our ability to pay dividends is also limited by statutory and regulatory provisions.

Certain provisions of our articles of incorporation and bylaws, and state and federal law could prevent or impede the ability of stockholders to obtain representation on our board of directors, and may discourage hostile acquisitions of control of the Company, which could negatively affect our stock value.

Certain provisions in our articles of incorporation and bylaws may discourage attempts to acquire the Company, pursue a proxy contest for control of the Company, assume control of the Company by a holder of a large block of common stock, or remove the Company’s management, all of which stockholders might think are in their best interests. These provisions include:

•	restrictive requirements regarding eligibility for service on the board of directors, including residency requirements, age requirements, a prohibition on service by persons who are or have been the subject of certain legal or regulatory proceedings, a prohibition on service by persons who are party to agreements that may affect their voting discretion, and a prohibition on service by nominees or representatives (as defined in applicable Federal Reserve Board regulations) of another person who would not be eligible for service or of an entity the partners or controlling persons of which would not be eligible for service;

•	the election of directors to staggered terms of three years;

•	provisions requiring advance notice of stockholder proposals and director nominations;

•	a limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

•	a prohibition on cumulative voting;

•	a requirement that the calling of a special meeting by stockholders requires the request of a majority of all votes entitled to be cast at the special meeting;

•	a requirement that directors may only be removed for cause and by a majority of the votes entitled to be cast;

•	the ability of the board of directors to fill vacancies on the board;

•	the board of directors’ ability to cause the Company to issue preferred stock;

•	the ability of the board of directors to amend and repeal the bylaws and the required stockholder vote to amend or repeal the bylaws;

•	the ability of the board of directors to consider a variety of factors in evaluating offers to purchase or acquire the Company; and

•	the requirement of the vote of 80% of the votes entitled to be cast in order to amend certain provisions of the articles of incorporation, including those set forth above.

Federal regulations prohibit for three years following the completion of a mutual-to-stock conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of the Bank or the Holding Company without prior regulatory approval. In addition, the business corporation law of Maryland, the state where the Company is incorporated, provides for certain restrictions on acquisition of the Company.

A significant percentage of our common stock is held or controlled by our directors and executive officers and benefit plans.

Our board of directors and executive officers collectively own approximately 7.7% and our employee stock ownership plan owns approximately 6.4% of the outstanding shares of our common stock. The ownership by executive officers, directors and our stock benefit plans could result in actions being taken that are not in accordance with other stockholders’ wishes, and could prevent any action requiring a supermajority vote under our articles of incorporation and bylaws (including the amendment of certain protective provisions of our articles and bylaws discussed immediately above).

Our stock value may be negatively affected by federal regulations that restrict takeovers.

For three years following the conversion from mutual to stock form of the Bank on July 14, 2014, OCC regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the OCC. Certain prospective investors may choose to purchase shares of a company if they believe that the company will be acquired, thereby potentially increasing its stock value. Because federal regulations will restrict any such acquisition for at least three years after the completion of the conversion, these regulations may negatively affect our stock value.

As a financial institution, we are subject to certain laws that could delay or prevent a third-party from acquiring it, even if doing so might be beneficial to our stockholders. Under the U.S. Change in Bank Control Act (the “Control Act”), a notice must be submitted to the Federal Reserve before any person or, generally, a group of persons acting in concert may acquire control of the Company. Control under the Control Act and related regulations includes, among other things, ownership or control of 25% or more of any class of voting securities, and is presumed for a party controlling 10% or more of any class of voting securities if there is no larger shareholder or if the institution has registered securities under section 12 of the Securities Exchange Act of 1934. Under the Home Owners Loan Act of 1933, as amended (“HOLA”), a “company” generally is required to obtain prior approval of the Federal Reserve before it may obtain control of the Company. Control is defined under HOLA and related regulations to include, among other things, (i) ownership, control or power to vote 25% or more of any class of securities, directly or indirectly or acting through one or more other persons; (ii) control in any manner over the election of a majority of the directors; or (iii) the power to exercise, directly or indirectly, a controlling influence over the Management or policies of the company. The definition of control may include other factors, and may be as low as the ownership, control or power to vote 5% or more of any class of voting securities under certain circumstances. Under both the Control Act and HOLA there are precedents for parties with various relationships to be treated as either a single company or a group acting in concert (though regulators will look at all the applicable circumstances), in which case their collective holding of shares will be aggregated for the purpose of determining whether such parties control the Company for purposes of the Control Act and HOLA. In addition, approval may be required in connection with the acquisition of control of the Bank. These laws may prevent or delay an acquisition that would be attractive to stockholders and could limit the price investors would be willing to pay in the future for our securities.

We have the ability to incur debt and pledge our assets, including our stock in the Bank, to secure that debt.

We have the ability to incur debt and pledge our assets to secure that debt. Absent special and unusual circumstances, a holder of indebtedness for borrowed money has rights that are superior to those of holders of common stock. For example, interest must be paid to the lender before dividends can be paid to the stockholders, and loans must be paid off before any assets can be distributed to stockholders if we were to liquidate. Furthermore, we would have to make principal and interest payments on our indebtedness, which could reduce our profitability or result in net losses on a consolidated basis even if the Bank were profitable.

Future equity issuances could result in dilution, which could cause our common stock price to decline.

We are generally not restricted from issuing additional shares of our common stock up to the number of shares authorized in our articles of incorporation. We may issue additional shares of our common stock in the future pursuant to current or future employee benefit plans, upon exercise of warrants or in connection with future acquisitions or financings. If we choose to raise capital by selling shares of our common stock or securities convertible into common stock for any reason, the issuance would have a dilutive effect on the holders of our common stock and could have a material negative effect on the market price of our common stock.

We are an emerging growth company within the meaning of the Securities Act, and if we decide to take advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as modified by the JOBS Act. We are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, reduced disclosure about our executive compensation and omission of compensation discussion and analysis, and an exemption from the requirement of holding a non-binding advisory vote on executive compensation. In addition, we will not be subject to certain requirements of Section 404 of the Sarbanes Oxley Act, including the additional level of review of our internal control over financial reporting that may occur when outside auditors attest to our internal control over financial reporting. As a result, our stockholders may not have access to certain information they may deem important.

We could remain an emerging growth company for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period. Taking advantage of any of these exemptions may adversely affect the value and trading price of our common stock.

We have elected to delay the adoption of new and revised accounting pronouncements, which means that our financial statements may not be comparable to those of other public companies.

As an “emerging growth company,” we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

PRIVATE PLACEMENT

On December 2, 2015, we entered into Purchase Agreements (the “Purchase Agreements”) with certain accredited investors relating to a private placement (the “Private Placement”) of 875,000 shares of our common stock at a price of $13.92 per share. The purchasers of such shares are the selling stockholders described in this prospectus.

The closing of the Private Placement occurred on December 4, 2015. The Private Placement resulted in gross proceeds to the Company of approximately $12.8 million before placement agent fees and other expenses associated with the transaction. The proceeds from the Private Placement will be used for general corporate purposes.

The Purchase Agreements require us to file this registration statement registering for resale the shares of common stock issued to the purchasers in the Private Placement. The registration statement must be filed not later than 30 days after the closing of the Private Placement and we must use our best efforts to cause such registration statement to be declared effective, subject to certain exceptions, on the earlier of (i) the 120th calendar day following the closing of the Private Placement in the event that such registration statement is subject to review by the SEC and (ii) if we are notified by the SEC that such registration statement will not be reviewed, then 60 calendar days following the closing of the Private Placement. We will be subject to certain monetary penalties, as set forth in the Purchase Agreements, if we fail to meet the foregoing filing and effectiveness deadlines or certain maintenance requirements relating to the registration of the shares issued in the Private Placement.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those issued to the selling stockholders in the Private Placement. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except as indicated in the footnotes to the table below, the selling stockholders have not had any material relationships with us within the past three years, other than as stockholders of the Company.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. Under these rules and regulations, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest.

The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock and convertible securities (including the shares issued in the Private Placement) as of December 4, 2015 (the date of the closing of the Private Placement).

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock of Owned After Offering

2514 Multi-Strategy Fund LP(1)	16,000		4,000	12,000

2514 Multi-Strategy Fund LP Select(1)	16,000		4,000	12,000

AllianceBernstein Financial Services Opportunities Master Fund L.P.(2)	230,757		50,000	180,757

Banc Fund IX L.P.(3)	58,000		53,000	5,000

Banc Fund VII L.P.(4)	52,000		52,000	0

Banc Fund VIII L.P.(5)	50,000		50,000	0

Basswood Financial Fund, Inc.(6)	9,603		9,603	0

Basswood Financial Fund, LP(6)	22,077		22,077	0

Basswood Financial Long Only Fund, LP(6)	6,227		6,277	0
Basswood Opportunity Fund, Inc.(6)	26,062		26,062	0

Basswood Opportunity Partners, LP(6)	35,981		35,981	0

Broad Park Investors LLC(1)	19,250		4,000	15,250

CBPS LLC(1)	17,750		4,000	13,750

Chewy Gooey Cookies LP(1)	4,000		4,000	0

Christmas Valley Investment Co.(7)	10,000		10,000	0

Rachel Eidelman 2014 Family Trust dtd 12/9/14(8)	10,000		10,000	0

EJF Sidecar Fund, Series LLC – Series E(9)	155,000		155,000	0

Five Corners Partners, LP(10)	50,000		50,000	0

Hot Creek Investors, L.P.(11)	75,885		40,000	35,885

Hutchin Hill Capital Primary Fund, Ltd.(12)	190,000		40,000	150,000

JCSD Partners, LP(13)	75,000		75,000	0

LSBK06-08 LLC(1)	18,250		4,000	14,250

George A. Parmer(14)	49,649	(14)	37,500	12,149	(14)

William Edwin Pommerening(15)	25,859	(15)	12,500	13,359	(15)

Prospector Partners Small Cap Fund, L.P.(16)	40,000		40,000	0

River Oaks Financial Fund LP (17)	139,292		40,000	99,292

Seidman and Associates LLC(1)	27,500		4,000	23,500

Seidman Investment Partnership LP(1)	23,750		4,000	19,750

Seidman Investment Partnership II LP(1)	31,500		4,000	27,800

Seidman Investment Partnership III LP(1)	16,000		4,000	12,000

Tiburon Opportunity Fund, LP(18)	20,000		20,000	0

(1)	Lawrence Seidman, the investment manager to the selling stockholder, has discretionary authority to vote and dispose of the shares held by the selling stockholder and may be deemed to be the beneficial owner of these shares. Mr. Seidman disclaims beneficial ownership of these securities. The address of the selling stockholder is 100 Misty Lane, Parsippany NJ 07054.
(2)	The address of AllianceBernstein Financial Services Opportunities Master Fund L.P. is 1345 Avenue of the Americas, New York, NY 10105.

(3)	Charles J. Moore may be deemed to have voting and investment power over these securities. Charles J. Moore, as its member, controls The Banc Funds Company, L.L.C., which is the general partner of MidBanc IX L.P., which is the general partner of Banc Fund IX L.P. The address of Banc Fund IX L.P. is 20 North Wacker Drive, Suite 3300, Chicago, IL 60606.
(4)	Charles J. Moore may be deemed to have voting and investment power over these securities. Charles J. Moore, as its member, controls The Banc Funds Company, L.L.C., which is the general partner of MidBanc VII L.P., which is the general partner of Banc Fund VII L.P. The address of Banc Fund VII L.P. is 20 North Wacker Drive, Suite 3300, Chicago, IL 60606.
(5)	Charles J. Moore may be deemed to have voting and investment power over these securities. Charles J. Moore, as its member, controls The Banc Funds Company, L.L.C., which is the general partner of MidBanc VIII L.P., which is the general partner of Banc Fund VIII L.P. The address of Banc Fund VIII L.P. is 20 North Wacker Drive, Suite 3300, Chicago, IL 60606.
(6)	Basswood Capital Management, LLC. (the “Management Company”) is the investment manager or adviser to Basswood Opportunity Partners, LP, Basswood Opportunity Fund, Inc., Basswood Financial Fund, LP, Basswood Financial Fund, Inc., Basswood Financial Long Only Fund, LP., and BCM Select Equity I Master, Ltd., (collectively, the “Funds”), and consequently has the authority to vote and to dispose of the securities held by the Funds. Basswood Partners, LLC (“Basswood Partners”), is the general partner of each of Basswood Opportunity Partners, LP, Basswood Financial Fund, LP and Basswood Financial Long Only Fund, LP and may be deemed to have beneficial ownership of, and share voting and dispositive power over, shares of securities held directly by such Funds. Matthew Lindenbaum and Bennett Lindenbaum are the managing members of the Management Company and Basswood Partners and may be deemed to have beneficial ownership of, and share voting and dispositive power over, shares of securities held directly by the Funds. The address of the selling stockholder is c/o Basswood Capital Management, 707 Westchester Avenue, 3rd Floor, White Plains, NY 10604.
(7)	The natural person with voting and dispositive power for Christmas Valley Investment Company is Mary Ann Virant, its general partner. The principal office address of Christmas Valley Investment Co. is 8000 Maryland Avenue, Clayton, Missouri 63105.
(8)	Rachel Eidelman 2014 Family Trust U/A dated 12/9/2014. The natural persons with voting and dispositive power for this trust are Rachel Eidelman and David Eidelman, its trustees. The principal office address of this trust is 8015 Daytona Drive, St. Louis, Missouri 63105.
(9)	EJF Capital LLC is the Manager for EJF Sidecar Fund, Series LLC – Series E. Emanuel J. Friedman, the Chief Executive Officer of EJF Capital LLC, is deemed to have voting power over the securities beneficially owned by EJF Sidecar Fund, Series LLC – Series E. The address of EJF Sidecar Fund, Series LLC – Series E is 2107 Wilson Boulevard, Suite 410, Arlington, VA 22201.
(10)	The natural person with voting and dispositive power for Five Corners Partners, LP, is Kevin Daly. The address of Five Corners Partner, LP is 385 Woodland Avenue, Kentfield, CA 94904.
(11)	Hot Creek Capital, LLC has voting and investment power over these securities. Darren Tymchyshyn is the managing member of Hot Creek Capital, LLC, which is the sole general partner of Hot Creek Investors, L.P. Each of Mr. Tymchyshyn and Hot Creek Capital, LLC disclaims beneficial ownership over these securities. The address of Hot Creek Investors, L.P. is 600 University Street, Suite 2003, Seattle, WA 98101.
(12)

Hutchin Hill Capital, LP, the investment manager of Hutchin Hill Capital Primary Fund, Ltd., has voting and investment power with respect to the shares held by Hutchin Hill Primary Fund, Ltd. Neil A. Chriss is the managing member of Hutchin Hill Capital GP, LLC, which is the general partner of Hutchin Hill Capital, LP. Each of Neil A. Chriss, Hutchin Hill Capital GP, LLC and Hutching Hill Capital Primary Fund, Ltd. disclaims beneficial ownership over these shares. The address of the Hutchin Hill Capital Primary Fund, Ltd is 142 W. 57th Street, 15th Floor, New York, NY 10019.

(13)	The natural person with voting and dispositive power for JCSD Partners, LP, is Steven Didion. The principal office address of JCSD Capital, LLC is 1676 N. California Blvd. #630, Walnut Creek, CA 94596.
(14)	Includes (i) 2,200 shares held by Residential Warranty Company, LLC, (ii) 7,996 shares of restricted stock which vest at a rate of 20% per year commencing on October 29, 2015, and (iii) options to purchase 1,953 shares that are currently exercisable. Mr. Parmer is the managing member of Residential Warranty Company, LLC, and as such has investment discretion and voting power over the shares held by it. Mr. Parmer has served as a director of the Company since 2014. The address for Mr. Parmer is c/o Sunshine Bancorp, Inc., 102 West Baker Street, Plant City, Florida 33563.
(15)	Includes (i) 7,500 shares held in Mr. Pommerening’s SEP-IRA account, (ii) 3,906 shares of restricted stock which vest at a rate of 20% per year commencing on October 29, 2015, and (iii) options to purchase 1,953 shares that are currently exercisable. Mr. Pommerening has served as a director of the Company since 2014. The address for Mr. Pommerening is c/o Sunshine Bancorp, Inc., 102 West Baker Street, Plant City, Florida 33563.
(16)	Prospector Associates LLC, the general partner of the selling shareholder, has the power to vote or dispose of the shares and has delegated such power to Prospector Partners, LLC, an investment advisor which is controlled by John Gillespie. Both Prospector Partners LLC and Mr. Gillespie are deemed to be the beneficial owners of the shares. The address of Prospector Partners Small Cap Fund, L.P. is 370 Church Street, Guilford, CT 06437.
(17)	River Oaks Capital LLC, the general partner of River Oaks Financial Fund LP, has discretionary authority to vote and dispose of the shares held by River Oaks Financial Fund LP and may be deemed to be the beneficial owner of these shares. David Welch and Matt Johnson, in their capacity as principals of River Oaks Capital LLC may also be deemed to have investment discretion and voting power over the shares held by River Oaks Financial Fund LP. River Oaks Capital LLC, Mr. Welch and Mr. Johnson each disclaim any beneficial ownership of these shares. The address of River Oaks Financial Fund LP is 1905 E. Wayzata Blvd., Suite 140, Wayzata, MN 55391.
(18)	Peter Bortel maintains sole voting and investment control over the shares held by Tiburon Opportunity Fund. The address of Tiburon Opportunity Fund, LP is c/o Cowen Prime Services, 1345 Avenue of Americas, New York, NY 10105.

USE OF PROCEEDS

All securities sold pursuant to this prospectus will be offered and sold by the selling stockholders. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock covered by this prospectus.

PLAN OF DISTRIBUTION

We are registering shares of our common stock to permit the resale of these shares by the selling stockholders named herein. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Purchase Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the Purchase Agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the Purchase Agreements or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

Hacker, Johnson & Smith PA, our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on their report given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Foley & Lardner LLP, Tampa, Florida.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information regarding the operation of the Public Reference Room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the registration statement on Form S-3 filed under the Securities Act with respect to securities offered by this prospectus and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on March 27, 2015;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed with the SEC on May 12, 2015, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed with the SEC on August 13, 2015, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed with the SEC on November 12, 2015;

•	Our Current Reports on Form 8-K filed with the SEC on January 27, 2015, February 3, 2015, February 4, 2015, February 5, 2015, April 22, 2015, April 29, 2015, May 12, 2015, May 29, 2015, June 15, 2015, July 7, 2015, July 15, 2015, July 17, 2015, August 26, 2015, September 14, 2015, September 16, 2015, October 2, 2015, October 29, 2015, November 2, 2015, and November 16, 2015, November 20, 2015, and December 2, 2015;

•	The description of our common stock as set forth in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act, filed with SEC on July 14, 2014, and any amendment or report updating that description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus.

Information in this prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

Sunshine Bancorp, Inc.

Attn: Brent Smith

102 West Baker Street

Plant City, Florida 33563

(813) 752-6193

You can also find these filings on our website at www.mysunshinebank.com. The information on our website is not incorporated by reference into this prospectus.

You should not assume that the information in this prospectus, any prospectus supplement and/or other offering material, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus, any prospectus supplement and/or other offering material, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since that date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with this offering. All expenses incurred with respect to the registration of the securities will be borne by us. All amounts are estimates, except the SEC registration fee.

SEC registration fee	$1,303
Printing expenses	$2,500
Accounting fees and expenses	$30,000
Legal fees and expenses	$30,000
Total	$63,803

Item 15. Indemnification of Directors and Officers.

Articles of Incorporation

The Company’s Articles of Incorporation (as amended) provide that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages, except (a) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (b) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (c) to the extent otherwise provided by the Maryland General Corporation Law (“MGCL”). If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Company shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Company shall not adversely affect any right or protection of a director or officer of the Company existing at the time of such repeal or modification.

The Company’s Articles of Incorporation (as amended) further provide that the Company, to the full extent permitted by the MGCL, as amended from time to time, shall indemnify its current and former directors and officers. It also provides that expenses incurred by an officer or director under the procedures will be reimbursed; provided that the Company has received both (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the Company if it is ultimately determined that the standard of conduct was not met.

Notwithstanding any other provision set forth in the Company’s Articles of Incorporation (as amended), in no event shall any payments made by the Company exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Liability Insurance

We maintain directors’ and officers’ insurance coverage for our directors and officers.

Maryland Law

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting an officers and directors of the corporation from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Company’s Articles of Incorporation contain such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity or in the defense of any claim, issue or matter in any such proceeding. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify or advance expenses for a suit brought by a director against the corporation except for a proceeding brought to enforce indemnification described in the foregoing paragraph or if the charter or bylaws of the corporation, a resolution of the board of directors of the corporation or an agreement approved by the board of directors to which the corporation is a party expressly provides otherwise. Further, a director may not be indemnified in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received, unless a court orders indemnification and then only for expenses.

Maryland also law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Plant City, Florida, on December 18, 2015.

SUNSHINE BANCORP, INC.

By:	/s/ Andrew S. Samuel
Andrew S. Samuel
President and Chief Executive Officer
(Duly Authorized Representative)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew S. Samuel and John D. Finley as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement and any subsequent registration statement filed by the Company pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew S. Samuel Andrew S. Samuel	Director, President and Chief Executive Officer (Principal Executive Officer)	December 18, 2015

/s/ John D. Finley John D. Finley	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 18, 2015

/s/ Ray H. Rollyson, Jr. Ray H. Rollyson, Jr.	Chairman of the Board	December 18, 2015

/s/ Joseph E. Newsome Joseph E. Newsome	Director	December 18, 2015

/s/ James Coleman Davis James Coleman Davis	Director	December 18, 2015

/s/ J. Floyd Hall J. Floyd Hall	Director	December 18, 2015

/s/ Winfred M. Harrell Winfred M. Harrell	Director	December 18, 2015

S-1

/s/ W.D. McGinnes, Jr. W.D. McGinnes, Jr.	Director	December 18, 2015

/s/ D. William Morrow D. William Morrow	Director	December 18, 2015

/s/ George Parmer George Parmer	Director	December 18, 2015

/s/ William E. Pommerening William E. Pommerening	Director	December 18, 2015

/s/ Marion M. Smith Marion M. Smith	Director	December 18, 2015

/s/ Will Weatherford Will Weatherford	Director	December 18, 2015

/s/ Kenneth H. Compton Kenneth H. Compton	Director	December 18, 2015

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EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Incorporation of Sunshine Bancorp, Inc. *

3.2	Bylaws of Sunshine Bancorp, Inc. (1)

4.1	Form of Common Stock Certificate of Sunshine Bancorp, Inc.*

5.1	Opinion of Foley & Lardner LLP.*

10.1	Form of Purchase Agreement, dated December 2, 2015, by and among Sunshine Bancorp, Inc. and the purchasers thereunder.(2)

23.1	Consent of Hacker, Johnson & Smith PA.*

23.2	Consent of Foley & Lardner LLP (included in Exhibit 5.1 attached hereto).*

24.1	Power of Attorney (included on signature page).*

*	Filed herewith.
(1)	Filed as Exhibit 3.2 to the Quarterly Report on Form 10-Q of Sunshine Bancorp, Inc. (file no. 001-36539) originally filed with the Securities and Exchange Commission on November 13, 2014 and incorporated herein by reference.
(2)	Filed as Exhibit 10.1 to the Current Report on Form 8-K of Sunshine Bancorp, Inc. (file no. 001-36539) originally filed with the Securities and Exchange Commission on December 2, 2015 and incorporated herein by reference.

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